Exhibit (m)(2)(i)

AMENDED SCHEDULE A

to the

SHAREHOLDER SERVICE

AND

DISTRIBUTION PLAN

ADVISER CLASS SHARES

Portfolios

Voya MidCap Opportunities Portfolio

Voya SmallCap Opportunities Portfolio

Date last updated: September 10, 2015